AVION OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

AVION OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30,2023

AVION OWNER, LLC

STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2023

(UNAUDITED)

(Amounts in Dollars) ASSETS	June 30, 2023
Real Estate Property, net of accumulated depreciation of $4,293,425	75,043,477
Interest rate swap asset	2,587,684
Restricted cash	3,481,324
Cash and cash equivalents	914,289
Other current assets	247,838
Prepaid expenses	121,880
Other assets	58,700
Accounts receivables	3,109
TOTAL ASSETS	82,458,301
LIABILITIES AND MEMBERS' EQUITY Notes and mortgage payable, net of deferred financing costs of $749,455	62,550,182
Accounts payable and accrued expenses	1,246,289
Taxes payable	845,956
Other liabilities	98,381
Other current liabilities	56,170
TOTAL LIABILITIES	64,796,978

MEMBERS’ EQUITY	17,661,323
TOTAL LIABILITIES AND MEMBERS’ EQUITY	82,458,301

The accompanying notes are an integral part of these financial statements.

AVION OWNER, LLC

STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

(Amounts in Dollars)	For the Six Months ended June 30, 2023
INCOME
Rental revenue	3,214,044
Other income	2,093,652
Other operating revenue	179,041
Tenants Reimbursement income	128,317
Total Income	5,615,054
EXPENSES Renovation expenses	2,383,077
Depreciation and amortization	1,431,142
Property Taxes	851,124
Operating expenses	632,624
General and administrative expenses	218,719
Total Expenses	5,516,686
Operating income	98,368
Interest and debt expense	(2,434,938)
Unrealized gain on interest rate swap	(518,554)
Net loss before income taxes	(2,855,124)
Income taxes	-
NET LOSS	(2,855,124)

The accompanying notes are an integral part of these financial statements.

AVION OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2023

STATEMENT OF CHANGES IN MEMBERS' EQUITY

(UNAUDITED)

(Amounts in Dollars)	Managing Member	Member	Total
Balance, January 01, 2023	2,158,532	18,598,788	20,757,320
Capital contributions	-	-	-
Capital distributions	-	(90,000)	(90,000)
Pro-rata allocation of net loss	(300,600)	(2,705,397)	(3,005,997)
Balance, June 30, 2023	1,857,932	15,803,391	17,661,323

The accompanying notes are an integral part of these financial statements.

Avion Owner, LLC.

STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

(Amounts in Dollars)	For the Six Months ended June 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,855,124)
Adjustments to reconcile net loss to net provided by operating activities:
Depreciation and amortization expenses	1,431,142
Unrealized loss on interest rate swap asset	518,554
Change in operating assets and liabilities:
Restricted cash	766,269
Other assets	231,143
Accounts receivables	(3,109)
Prepaid expenses	(112,543)
Other current assets	(247,838)
Amortization of deferred financing costs	249,818
Accounts payable and accrued expenses	517,293
Other current liabilities	56,170
Other liabilities	43,516
Property tax payable	(667,222)
Net cash used in operating activities	(71,931)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of real estate property	32,176
Net cash provided by investing activities	32,176

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members	(90,000)
Net cash used in financing activities	(90,000)
Net increase (decrease) in cash and cash equivalents	(129,755)

Cash and cash equivalents at the beginning of the period	1,044,044
Cash and cash equivalents at the end of the period	914,289

SUPPLEMENTAL INFORMATION
Cash payments for interest	3,817,558

The accompanying notes are an integral part of these financial statements.

Avion Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED JUNE 30, 2023

(UNAUDITED)

1.
Organization

Avion Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on November 18, 2021. The joint venture was formed by InterCapital Group (Sponsor or GP) and Yieldstreet, a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential (“Dayrise”). The joint venture was formed to acquire Sevona Avion, a 344-unit, Class-A apartment complex built in 2012. Amenities at the property include outdoor pool, cabanas, grilling stations, fitness center, dog park, and business center. Yieldstreet and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property.

2.
Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes.

Description	Encumbrances	Gross amount at which carried as of June 30, 2023			Accumulated depreciation	Date of construction	Date acquired	Life on which depreciation in latest income statement is computed
		Land	Buildings and Improvements	Total
Sevona Avion, 344- unit, Class -A multifamily property Fort Worth, TX	79,639,063	7,262,570	72,074,331	79,546,014	(4,293,425)	2012	12/2021	5 to 30 years

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. The impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less.

6

Avion Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

2. Basis of Presentation and Significant Accounting Policies (Continued)

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with Mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The company managed market risk on its variable rate debt by entering into interest rate swap to fix the rate on debt for varying periods through maturity. The interest rate swap has been accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. The company swap were not designated as hedges, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the term of the loan agreement as a component of “interest and debt expense”.

Rental revenue and other operating revenue

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and also charges for ancillary services provided by the property owner. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income and other income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Other income includes the cash inflows from interest rate swap.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

Avion Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

3.
Related Party Transactions

Company has entered into the following transactions with related parties for the period ended June 30, 2023.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	105,094
2	Yieldstreet Inc	Member	One time equity structuring fee; reduced from “Member’s equity”	3% initial capital contribution	621,000
3	InterCapital Partners	Member/ Managing Member	One time acquisition costs, “Considered as non-cash capital contribution in Member’s equity” and added to Acquisition cost of real estate property.	1% of purchase price of the real estate property	785,000

Additionally, per management agreement, Dayrise perform construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Owner in writing in advance.

4.
Mortgage Loan Payable

On December 10, 2021, the Company obtained a $62,800,000 mortgage secured by the property. The mortgage matures on January 1, 2025, with one-year extension options available. The mortgage bears interest rate type of adjustable-rate mortgage (ARM) based on LIBOR on U.S. Dollar deposits for a 30 days period as published by Reuters plus 3.15% margin spread. Pursuant to the Loan, certain covenants restrict the sale of assets and limit future borrowings. The company is in compliance with all the covenants set out in the mortgage loan agreement. The Swap on this mortgage loan expire on January 01, 2025. See Note 7, Interest Rate Swap for more details.

5.
Members’ Equity

Each member of the company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement.

Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs would up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target capital account amounts there shall be added back to each members' capital account its share of partnership minimum gain, if any, and member nonrecourse debt minimum gain, if any.

Avion Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

6.
Fair Value Measurement

Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non- financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of June 30, 2023, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	2,587,684	2,587,684

Financial Assets and Liabilities Not Measured at Fair Value

Financial assets not measured at fair value on our balance sheets consists of cash and restricted cash. Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current values.

Financial assets	As of June 30, 2023
	Carrying Amount ($)	Estimated Fair Value ($)
Cash and cash equivalents	914, 289	914, 289
Restricted cash	3,481,324	3,481,324
Total	4,395,613	4,395,613

The following is a summary of the carrying amounts and fair value of these financial instruments as of June 30, 2023.

Financial liabilities	As of June 30, 2023
	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	62,550,182	62,800,000

7.
Interest rate swap

The company managed market risk on its variable rate debt by entering into interest rate swap to fix the rate of debt. The interest rate swap are accounted for as derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of June 30, 2023, the company had interest rate swap with an aggregate notional amount of $62,800,000 that were not designated as hedges. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the period ended, June 30, 2023, company has recognized unrealized gain of $2,124,684, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

Avion Owner, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

Notional amount ($)	Carrying amount ($)	Unrealized gain ($)	Cost of the swap ($)
62,800,000	2,587,684	2,124,684	463,000

8.
Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

Property and Casualty

On December 2022, a winter storm affected the properties that resulted in property damage. A Winter Freeze Build Back contract was entered into by Dayrise and the Company.

9.
Subsequent Events

The Company has evaluated subsequent events through September 25, 2023, the date these financial statements were available to be issued and has determined that there are no subsequent events, other than those disclosed below.

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